Report of 10f-3 Transactions
Securities Purchased in Underwritings Involving
Transactions with Affiliated Broker Dealers
Subject to Rule 10f-3 Under the Investment Company Act of 1940
ALLIANCE QUASAR FUND

"10f-3 TRANSACTIONS FOR THE PERIOD OCTOBER 1, 2000 THROUGH MARCH 31, 2001"
						Total	% of
					Shares	Shares	Offering		Shares
	Date	Shares	% of Fund	Price per	Purchased by	Offered	Purchased	Purchased 	Held
Security*	Purchased	Purchased	Assets	Share	Fund Group	(000)	By Group(1)	From	03/31/01
IXIA	10/17/00	"51,000 "	0.00%	$13.00 	"102,300"	"5,500"	1.86%	Merrill Lynch 	0
"W-H Energy Services, Inc."	10/10/00	"369,800 "	0.00%	$16.50 	"703,100"	"10,000"	7.03%	Morgan Stanley	"375,500 "
Transmeta Corp	11/06/00	"15,900 "	0.00%	$21.00 	"85,700"	"13,000"	0.66%	Morgan Stanley	0

* Unless otherwise indicated, the securities were part of an issue registered under the Securities Act of 1933 and offered to the public. **Indicates the puchase of an Eligible Rule 144A Security.
1) Purchases by all Alliance Funds, including the Fund, may not exceed: (a) if purchased in an offering other than an Eligible Rule 144A Offering, 25% of the principal amount of the offering of such class; or
(b) if purchased in an
Eligible Rule 144A Offering, 25% of the total of
(i) the principal amount
of the offering of such class sold by underwriters or members of the selling syndicate to qualified institutional buyers, plus (ii) the principal amount of the offering of such class in any concurrent public offering.